Lang Michener LLP
BARRISTERS & SOLICITORS

Vancouver Toronto Ottawa	1500 - 1055 West Georgia Street, P.O. Box 11117 Vancouver, British Columbia, Canada V6E 4N7 Telephone (604) 689-9111 Facsimile (604) 685-7084

October 5, 2007	Geofrey Myers
Direct Line: 416-307-4040
E-mail: gmyers@langmichener.ca

United States
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs/Mesdames:

Re:	Medicure Inc.

We have acted as corporate counsel to Medicure Inc., a company existing under the laws of Canada (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 13,030,755 common shares of the Company, no par value (the “Common Shares”), issuable pursuant to awards granted under the Company’s Stock Option Plan (the “Plan”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion is attached as an exhibit.

We have examined the Registration Statement, and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the province of Ontario and the federal laws of Canada applicable therein. We express no opinion on the laws of any

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Lang Michener LLP
Lawyers – Patent & Trade Mark Agents	Page 2

jurisdiction other than the laws of the province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any relevant agreements thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

If you have any questions concerning the foregoing, please contact the undersigned.

Yours truly,

/s/ Lang Michener LLP

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